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                                                                    Exhibit 99.5

PHH Mortgage Services

     [PHH LOGO]

February 25, 2005

Sequoia Residential Funding, Inc.
One Belvedere Place, Suite 330
Mill Valley, CA 94941

HSBC Bank USA
452 Fifth Avenue
New York, NY 10018

RE:  Annual Statement as to Compliance

Investor number(s)/Deal name(s): 168/SEQUOIA 2003-6


Dear Investor, Master Servicer or Trustee,

The undersigned officer certifies the following for PHH Mortgage Corp. f/k/a Cendant Mortgage Corp., for the 2004 calendar year. To the best of our knowledge:

     a) The activities and performances of the Servicer during the preceding Fiscal year under the terms of the above Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge the Servicer has fulfilled all of its duties, responsibilities or obligations under this Agreement throughout such year, or if there has been default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to HSBC Bank USA;
     b) The Servicer is currently an approved FNMA or FHLMC Servicer in good standing;
     c) The Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;
     d) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;
     e) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgage Property, have been paid, or if any such costs or expenses have been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to HSBC Bank USA;
     f)   All Custodial Accounts have been reconciled and are properly funded;
          and
     g) All annual reports of Foreclosure and Abandonment of Mortgage Property required per section 6050H, 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.


Certified by



/s/ William E. Fricke, Jr.
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William E. Fricke, Jr.
Assistant Vice President

      FEB 25, 2005
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Date: February 25, 2005